Exhibit 99

Bina Thompson 212-310-3072

Allison Klimerman 212-310-3770

FOR IMMEDIATE RELEASE…

Colgate Announces Strong 1st Quarter

Excellent Worldwide Unit Volume Growth

Double-Digit EPS Increase Above Expectations

New York, New York, April 26, 2006… Colgate-Palmolive Company (NYSE:CL) today announced strong worldwide sales and unit volume growth for first quarter 2006, with every operating division delivering volume increases. Worldwide sales and unit volume, as reported including divestments, grew 4.5%. Excluding divestments, worldwide sales and unit volume grew 7.0%, on top of 7.5% volume growth in the year ago quarter. Increased global pricing of 1.5% was offset by negative foreign exchange of 1.5%. The strong top line growth was supported by record level advertising spending.

First quarter 2006 results include $46.8 million of aftertax charges related to the 2004 Restructuring Program. As previously disclosed, effective January 1, 2006, the Company adopted FAS 123R related to stock-based compensation, which resulted in an incremental $12.1 million non-cash, aftertax charge in the current quarter or $.02 per share, with no such charge in 2005.

Reported net income and diluted earnings per share were $324.5 million and $.59, respectively, including the restructuring and stock compensation charges noted above. Excluding these items, net income in the quarter increased 11% versus first quarter 2005 to $383.4 million and diluted earnings per share increased 15% to $.70. In first quarter 2005, reported net income and diluted earnings per share were $300.1 million and $.53, respectively, and net income and diluted earnings per share excluding restructuring charges were $344.7 million and $.61, respectively.

As reported, gross profit margin was 54.5%. Excluding restructuring charges, gross profit margin was 56.3%, reaching an all-time record and a 110 basis point improvement versus the year ago quarter.

Operating profit as reported increased 5% versus first quarter 2005. Excluding the restructuring and stock compensation charges, operating profit increased 11% versus first quarter 2005. Worldwide advertising supporting Colgate’s brands also rose 11% to $297.1 million, a first quarter record, with every operating division increasing their advertising spending as a percent to sales during the quarter.

Net cash provided by operations decreased 10% to $382.5 million versus the year ago period, as higher cash from operations was more than offset by higher income tax payments during the quarter. The increase in first quarter income taxes paid is primarily timing-related and does not change the Company’s previously announced expected full year tax range of 31% to 32%. End of first quarter working capital improved versus year ago to 1.5% of sales.

Reuben Mark, Chairman and CEO said, “We are very pleased to begin 2006 with excellent top and bottom line growth, exceeding expectations and building on the strong growth momentum we saw in 2005.

“We are especially encouraged by the 110 basis point improvement in gross profit margin during the quarter, to an all-time record and the largest quarterly gross profit increase in over three years. This increase, aided by our ongoing savings programs, the benefits from restructuring, increased pricing and a continued shift toward higher margin products, allowed us to fund a double-digit increase in advertising supporting Colgate brands, while at the same time delivering a double-digit increase in earnings per share.”

Ian Cook, President and COO further commented, “We are delighted that our higher level of advertising support is driving market share gains worldwide.

“Unit volume in Oral Care was up significantly in every geographic division, and was up 10% worldwide.

“Our global toothpaste leadership continues to expand with market share increases both here in the U.S. and in key countries around the world. Colgate’s worldwide growth in manual toothbrushes also continues to strengthen, with our global market share in this category increasing versus year ago to another record high.”

Mr. Mark continued, “Colgate’s fundamentals are very strong. Despite sharply rising energy costs, we expect our gross profit margin, before restructuring charges, to be up nicely for the year as a result of our ongoing cost-savings initiatives, improved pricing, restructuring and promotional savings.

“This quarter’s strong results add to our confidence that we will deliver double-digit E.P.S. growth for the year, excluding restructuring and stock compensation charges.”

At 10:30 a.m. ET today, Colgate will host a conference call to elaborate on first quarter results. To access this call as a webcast, please go to Colgate’s web site at http://www.colgate.com.

The following are comments about divisional performance. See attached Geographic Sales Analysis and Segment Information schedules for additional information on divisional sales and operating profit. The information regarding Europe/South Pacific and Greater Asia/Africa reflects the modified geographic reporting structure implemented by Colgate effective January 1, 2006, as previously disclosed.

North America (22% of Company Sales)

Positive growth continued in North America, fueled by new product sales and market share gains. Sales and unit volume, excluding divestments, grew 7.0% and 6.5%, respectively, to a record level, on top of very strong growth in the year ago period. Sales as reported rose 1.5%, on 1.0% volume growth during the quarter because of the year-on-year impact of the divestment of the North American detergent business. Positive foreign exchange added 0.5% while pricing was even with the year ago period. North American operating profit decreased 3%, primarily as a result of the detergent divestment and a planned increase in advertising spending. Excluding the divestment, operating profit percentage growth from North America would have been in the mid single-digits, even after a significant increase in advertising during the quarter.

Colgate’s leadership of the U.S. toothpaste market continues to grow, with its ACNielsen market share reaching 36.5% year to date, up 30 basis points versus the year ago period and over three share points ahead of the number two competitor.

In the U.S., new products are generating strong volume and market share growth. Key categories continuing to gain market share versus prior year include toothpaste, manual toothbrushes, bar soap and fabric conditioners. In oral care, strong growth in Colgate Luminous and Colgate Max Fresh toothpastes and Colgate 360° manual toothbrush contributed to the share gains. New products contributing to growth in other categories include Ajax Ruby Red Grapefruit and Palmolive Oxy Plus dish liquids, Irish Spring MicroClean bar soap, and Softsoap Brand Kitchen Fresh Hands and Softsoap Brand Shea Butter liquid hand soaps.

Positive growth momentum in the U.S. is expected to continue throughout the year driven by new product launches supported by higher advertising spending. Recent introductions for 2006 include Softsoap Brand Pure Cashmere moisturizing body wash and Speed Stick deodorant with Irish Spring scents.

Latin America (24% of Company Sales)

Latin American dollar sales grew 17.5% in the first quarter to a record level. Unit volume for the region grew 7.0% on top of excellent growth in the year ago period. All 18 countries in the region contributed to the strong volume gains, led by Brazil, Mexico, Venezuela, Colombia, Central America and Argentina. Positive foreign exchange added 4.0% and higher pricing contributed 6.5%. Latin American operating profit increased 29%, to an all-time record level even after a strong double-digit increase in advertising behind Colgate brands during the quarter.

Colgate continues to build its strong leadership in oral care throughout Latin America with toothpaste market share gains seen in nearly every country in the region, reaching record highs in Venezuela, Colombia and Ecuador. New products contributing to these gains include Colgate Max Fresh and Colgate Sensitive Whitening toothpastes and the relaunch of Colgate Total toothpaste with new packaging and strong advertising highlighting the toothpaste’s ability to provide complete 12 hour protection while actively fighting 12 teeth and gum problems. Other new products driving growth in Latin America are Colgate MicroSonic battery-powered toothbrush, Colgate Smiles line of manual toothbrushes for kids, Palmolive Nutri-Milk and Protex Propolis bar soaps, and Lady Speed Stick and Speed Stick multiform deodorants.

Europe/South Pacific (24% of Company Sales)

Europe/South Pacific volume grew 8.0%, excluding divestments, on top of a very strong performance in the year ago quarter. Strong volume gains in the United Kingdom, Germany, Denmark, Spain, Italy, Ireland, Greece, Holland, Adria, Poland, the Baltic States, Hungary, and Australia more than offset challenging economic conditions in France. The GABA oral care business continues to perform ahead of expectations, achieving strong sales and unit volume growth during the quarter. Dollar sales in the region, excluding divestments, declined 3.5%, as strong unit volume growth was more than offset by 9.0% negative foreign exchange and negative pricing of 2.5%. As reported, Europe/South Pacific sales declined 4.0% and unit volume grew 7.5%. Operating profit for the region grew 8% in local currency, while decreasing 1% in dollars as a result of the sharp decrease in European currency value.

Colgate maintained its oral care leadership in Europe led by toothpaste market share gains in the United Kingdom, Spain, Greece, Ireland, Holland, Austria, Poland, Czech Republic, Slovenia and Bulgaria. Successful new products driving these gains include Colgate Sensitive Plus Whitening, Colgate Max Fresh and Colgate Oxygen toothpastes. Recent innovations contributing to gains in other categories include Palmolive Naturals with Olive Milk and Palmolive Thermal Spa Firming shower gels and Ajax Professional Degreaser spray cleaner.

Greater Asia/Africa (17% of Company Sales)

Greater Asia/Africa sales and unit volume, excluding divestments, grew 8.5% and 7.0%, respectively, on top of strong growth in the year ago quarter. Strong volume gains were achieved in India, Vietnam, Hong Kong, Malaysia, Thailand, Russia, Ukraine, Turkey, Saudi Arabia, the Gulf States and South Africa. Greater China volume was even with the very strong 18% growth in the year ago quarter, with dollar sales up in the mid single-digits. Pricing increased 2.5% and foreign exchange was negative 1.0%. Sales and volume, as reported, increased 4.0% and 2.5%, respectively, reflecting the year-on-year impact of the divestment of the detergent business in Southeast Asia. Operating profit for the region increased 4% to a record level and would have been up double-digit, excluding the detergent divestment, despite a record level of advertising supporting Colgate brands during the quarter.

Colgate strengthened its oral care leadership in the region led by toothpaste market share gains in Greater China, India, Hong Kong, Russia and Turkey. Regional toothbrush market shares for the Colgate equity reached a record high during the quarter. Successful new products driving the oral care growth include Colgate Max Fresh, Colgate Propolis and Darlie Tea Care toothpastes, Colgate 360° manual toothbrush and Colgate MicroSonic battery-powered toothbrush.

New products contributing to growth in other categories in the region include Palmolive Aromatherapy with Propolis shower gel and liquid hand soap, Palmolive Thermal Spa bar soap and liquid hand soap, Protex Sun Care bar soap, Protex Icy Cool Talc and Palmolive Naturals shampoo and conditioner.

Hill’s (13% of Company Sales)

Innovative new products and veterinary endorsements continue to drive growth at Hill’s, a world leader in specialty pet food. Hill’s sales and unit volume grew 7.0% and 5.5%, respectively, to a first quarter record level and the best volume increase in twelve quarters. Positive pricing of 4.5% offset the unfavorable foreign exchange of 3.0%. Operating profit increased 6% to a record level during the quarter.

Innovative new products contributing to growth in the U.S. specialty retail channel during the quarter include Science Diet Lamb Meal & Rice Recipe Large Breed dog food, Science Diet Lamb Meal & Rice Recipe Small Bites dog food, and Science Diet Indoor Cat food. In the U.S. veterinary channel, sales of Prescription Diet j/d Canine, a food clinically proven to improve mobility in dogs with arthritis, and the relaunch of Prescription Diet d/d Canine and Feline, which addresses a range of inflammatory skin conditions, continue to exceed expectations.

Internationally, growth was strong led by Australia, Taiwan, Belgium, Germany, Italy, Denmark, Israel, South Africa and the United Kingdom.

* * *

About Colgate-Palmolive: Colgate-Palmolive is a leading global consumer products company, tightly focused on Oral Care, Personal Care, Home Care and Pet Nutrition. Colgate sells its products in over 200 countries and territories around the world under such internationally recognized brand names as Colgate, Palmolive, Mennen, Softsoap, Irish Spring, Protex, Sorriso, Kolynos, Elmex, Ajax, Axion, Soupline, and Suavitel, as well as Hill’s Science Diet and Hill’s Prescription Diet pet foods. For more information about Colgate’s global business, visit the Company’s web site at http://www.colgate.com.

This press release and the related webcast (other than historical information) may contain forward-looking statements. Actual events or results may differ materially from those statements. Investors should consult the Company’s filings with the Securities and Exchange Commission (including the information set forth under the captions “Risk Factors” and “Cautionary Statement on Forward-Looking Statements” in the Company’s Form 10-K for the year ended December 31, 2005) for information about factors that could cause such differences. Copies of these filings may be obtained upon request from the Company’s Investor Relations Department or the Company’s web site at http://www.colgate.com.

Non-GAAP Financial Measures

The following provides information regarding the non-GAAP measures used in this earnings release:

To supplement Colgate’s condensed consolidated financial statements presented in accordance with accounting principles generally accepted in the United States of America (GAAP), the Company has disclosed non-GAAP measures of operating results that exclude certain items. Gross profit margin, operating profit, effective tax rate, net income, and earnings per share are discussed in this release both as reported (on a GAAP basis) and excluding the impact of certain items, which are composed of charges related to the restructuring program that began in the fourth quarter of 2004 and is expected to be substantially completed by 2008 (the “2004 Restructuring Program”) as well as the incremental charge associated with the adoption of a new accounting standard, “Other Item,” as explained below. The restructuring charges, which are reported in the corporate segment, include separation-related costs, incremental depreciation and asset write-downs and other costs related to the implementation of the 2004 Restructuring Program. In light of their nature and magnitude, the Company believes the above items should be presented separately to enhance an investor’s overall understanding of its ongoing operations. The Other Item, which pertains to 2006, reflects an incremental non-cash charge associated with the Company’s adoption of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (FAS 123R). The Company adopted FAS 123R effective January 1, 2006 using the modified prospective transition method and therefore has not restated prior periods’ results. However, as required by FAS 123R, the Company recorded an incremental stock-based compensation charge related to the expensing of stock options and the accelerated expense recognition of restricted stock awards granted to retirement eligible individuals in the results for the three months ended March 31, 2006. To enhance an investor’s ability to make period over period comparisons, the Company believes this item should be presented separately for as long as the prior period does not include the charge.

Management believes these non-GAAP financial measures provide useful information to investors regarding the underlying business trends and performance of the Company’s ongoing operations and are useful for period over period comparisons of such operations. The Company uses these financial measures internally in its budgeting process and as factors in determining compensation. While the Company believes that these financial measures are useful in evaluating the Company’s business, this information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similar measures presented by other companies. See “Consolidated Income Statement and Supplemental Information — Reconciliation Excluding the 2004 Restructuring Program and Other Item” for the three months ended March 31, 2006 and 2005 included with this release for a reconciliation of these financial measures to the related GAAP measures.

Sales and unit volume growth, both worldwide and in relevant geographic divisions, and operating profit in certain geographic divisions are discussed in this release both as reported and excluding divestments. Management believes this provides useful information to investors as it allows comparisons of sales growth and volume growth and operating profit from ongoing operations. See “Geographic Sales Analysis, Percentage Changes – First Quarter 2006 vs. 2005” for a comparison of sales excluding divestments to sales as reported in accordance with GAAP.

The Company defines free cash flow before dividends as net cash provided by operations less capital expenditures. As management uses this measure to evaluate the Company’s ability to satisfy current and future obligations, repurchase stock, pay dividends and fund future business opportunities, the Company believes that it provides useful information to investors. Free cash flow before dividends is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure. Free cash flow before dividends is not a GAAP measurement and may not be comparable to similarly titled measures reported by other companies.

(See attached tables for first quarter results.)

Table 1

Colgate-Palmolive Company

Consolidated Income Statement and Supplemental Information

Reconciliation Excluding the 2004 Restructuring Program and Other Item

For the Three Months Ended March 31, 2006 and 2005

(in Millions Except Per Share Amounts) (Unaudited)

	2006				2005
	As Reported	Restructuring	Adoption Impact of FAS 123R	Excluding Restructuring & FAS 123R	As Reported	Restructuring	Excluding Restructuring
Net sales	$2,870.6	$—	$—	$2,870.6	$2,743.0	$—	$2,743.0

Cost of sales	1,307.1	52.1	—	1,255.0	1,239.4	10.7	1,228.7

Gross profit	1,563.5	(52.1)	—	1,615.6	1,503.6	(10.7)	1,514.3

Gross profit margin	54.5%			56.3%	54.8%		55.2%

Selling, general and administrative expenses	1,017.6	5.0	17.6	995.0	944.4	—	944.4
Other (income) expense, net	28.4	8.7	—	19.7	66.6	39.0	27.6

Operating profit	517.5	(65.8)	(17.6)	600.9	492.6	(49.7)	542.3

Operating profit margin	18.0%			20.9%	18.0%		19.8%

Interest expense, net	37.3	—	—	37.3	31.6	—	31.6

Income before income taxes	480.2	(65.8)	(17.6)	563.6	461.0	(49.7)	510.7

Provision for income taxes	155.7	(19.0)	(5.5)	180.2	160.9	(5.1)	166.0

Effective tax rate	32.4%			32.0%	34.9%		32.5%

Net income	324.5	(46.8)	(12.1)	383.4	300.1	(44.6)	344.7

Earnings per common share
Basic	$0.62	$(0.09)	$(0.02)	$0.73	$0.56	$(0.08)	$0.64
Diluted	$0.59	$(0.09)	$(0.02)	$0.70	$0.53	$(0.08)	$0.61

Average common shares outstanding
Basic	515.2	515.2	515.2	515.2	524.8	524.8	524.8
Diluted	549.8	549.8	549.8	549.8	561.7	561.7	561.7

Table 2

Colgate-Palmolive Company

Condensed Consolidated Balance Sheets

As of March 31, 2006, December 31, 2005 and March 31, 2005

(Dollars in Millions) (Unaudited)

	March 31, 2006	December 31, 2005	March 31, 2005
Cash and cash equivalents	$382.8	$340.7	$413.9
Receivables, net	1,320.8	1,309.4	1,316.2
Inventories	949.5	855.8	906.7
Other current assets	296.6	251.2	307.4
Property, plant and equipment, net	2,519.6	2,544.1	2,553.8
Other assets, including goodwill and intangibles	3,226.5	3,205.9	3,193.5

Total assets	$8,695.8	$8,507.1	$8,691.5

Total debt	3,491.6	3,446.2	3,756.8
Other current liabilities	2,372.9	2,214.8	2,303.9
Other non-current liabilities	1,543.5	1,496.0	1,615.8
Total shareholders’ equity	1,287.8	1,350.1	1,015.0

Total liabilities and shareholders’ equity	$8,695.8	$8,507.1	$8,691.5

Supplemental Balance Sheet Information
Debt less cash and marketable securities*	$3,093.0	$3,095.2	$3,329.8
Working capital % of sales	1.5%	1.7%	1.9%

*	Marketable securities of $15.8, $10.3 and $13.1 as of March 31, 2006, December 31, 2005 and March 31, 2005, respectively, are included in Other current assets.

Table 3

Colgate-Palmolive Company

Condensed Consolidated Statements of Cash Flows

For the Three Months Ended March 31, 2006 and 2005

(Dollars in Millions) (Unaudited)

	2006	2005
Operating Activities
Net income	$324.5	$300.1
Adjustments to reconcile net income to net cash provided by operations:
Restructuring, net of cash	45.6	43.1
Depreciation and amortization	80.2	83.2
Stock-based compensation expense	28.8	10.2
Deferred income taxes	(17.9)	1.8
Cash effects of changes in:
Receivables	(7.2)	(19.8)
Inventories	(85.3)	(72.9)
Accounts payable and other accruals	(21.3)	35.6
Other non-current assets and liabilities	35.1	43.7

Net cash provided by operations	382.5	425.0

Investing Activities
Capital expenditures	(51.7)	(60.5)
Other	(3.8)	(2.4)

Net cash used in investing activities	(55.5)	(62.9)

Financing Activities
Principal payments on debt	(657.4)	(613.3)
Proceeds from issuance of debt	704.2	757.3
Dividends paid	(151.6)	(127.5)
Purchases of treasury shares	(214.6)	(282.7)
Proceeds from exercise of stock options and excess tax benefits	31.9	10.8

Net cash used in financing activities	(287.5)	(255.4)

Effect of exchange rate changes on cash and cash equivalents	2.6	(12.4)

Net increase in cash and cash equivalents	42.1	94.3
Cash and cash equivalents at beginning of period	340.7	319.6

Cash and cash equivalents at end of period	$382.8	$413.9

Supplemental Cash Flow Information
Free cash flow before dividends (net cash provided by operations less capital expenditures)
Net cash provided by operations	$382.5	$425.0
Less: Capital expenditures	(51.7)	(60.5)

Free cash flow before dividends	$330.8	$364.5

Income taxes paid	$160.4	$65.9

Table 4

Colgate-Palmolive Company

Segment Information

For the Three Months Ended March 31, 2006 and 2005

(Dollars in Millions) (Unaudited)

	Three Months Ended March 31,
	2006	2005
Net sales
Oral, Personal and Home Care

North America	$617.6	$609.7
Latin America	692.7	588.5
Europe/South Pacific	691.7	720.2
Greater Asia/Africa	483.3	465.2

Total Oral, Personal and Home Care	$2,485.3	$2,383.6

Pet Nutrition	385.3	359.4

Total Net sales	$2,870.6	$2,743.0

	Three Months Ended March 31,
	2006	2005
Operating profit
Oral, Personal and Home Care

North America	$132.3	$136.8
Latin America	211.2	163.1
Europe/South Pacific	152.5	154.4
Greater Asia/Africa	65.4	62.8

Total Oral, Personal and Home Care	561.4	517.1

Pet Nutrition	103.8	98.2
Corporate	(147.7)	(122.7)

Total Operating profit	$517.5	$492.6

Effective January 1, 2006, the Company modified the geographic reporting structure of its Oral, Personal and Home Care segment in order to address evolving markets and more closely align countries with similar consumer needs and retail trade structures. Management responsibility for Eastern European operations including Russia, Turkey, Ukraine and Belarus, transferred to Greater Asia management and responsibility for countries in the South Pacific, including Australia, was transferred to European management. The financial information for 2005 has been reclassified to conform to the new reporting structure.

The Company evaluates segment performance based on several factors, including Operating profit. The Company uses Operating profit as a measure of operating segment performance because it excludes the impact of corporate-driven decisions related to interest expense and income taxes. Corporate operations include research and development costs, unallocated overhead costs, stock-based compensation related to stock options and restricted stock awards, restructuring and related implementation costs, and gains and losses on sales of non-core brands and assets.

Corporate operating expenses for the three months ended March 31, 2006 include $65.8 of charges related to the Company’s 2004 Restructuring Program and an incremental charge of $17.6 related to the adoption of FAS 123R. Corporate operating expenses for the three months ended March 31, 2005 include $49.7 of charges related to the Company’s 2004 Restructuring Program.

Table 5

Colgate-Palmolive Company

Geographic Sales Analysis

Percentage Changes - First Quarter 2006 vs 2005

March 31, 2006

(Unaudited)

			COMPONENTS OF SALES CHANGE 1ST QUARTER
Region	1st Qtr Sales Change As Reported	1st Qtr Sales Change Ex-Divestment	Ex-Divested Volume	Pricing Coupons Consumer & Trade Incentives	Exchange
Total Company	4.5%	7.0%	7.0%	1.5%	-1.5%

Europe/South Pacific	-4.0%	-3.5%	8.0%	-2.5%	-9.0%

Latin America	17.5%	17.5%	7.0%	6.5%	4.0%

Greater Asia/Africa	4.0%	8.5%	7.0%	2.5%	-1.0%

Total International	5.5%	7.0%	7.5%	2.0%	-2.5%

North America	1.5%	7.0%	6.5%	0.0%	0.5%

Total CP Products	4.5%	7.0%	7.0%	1.5%	-1.5%

Hill’s	7.0%	7.0%	5.5%	4.5%	-3.0%